Exhibit 12.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
China Yuchai International Limited:

We consent to incorporation by reference in the registration statement on Form F-3 (No. 333-5478) of China Yuchai International Limited (the “Company”) of our report dated March 31, 2003, except for Note 30, as to which the date is July 15, 2003, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2002, which report appears in the annual report on Form 20-F of the Company for the fiscal year ended December 31, 2002.

/s/  KPMG

Hong Kong, July 15, 2003